FOR IMMEDIATE RELEASE
                                                     Contact: Ross A. Benavides
                                                        Chief Financial Officer
                                                                 (713) 860-2528


                    GENESIS ENERGY, L.P. REPORTS 2004 RESULTS


         March 8, 2005 - Genesis Energy, L.P. (AMEX:GEL) announced today that it reported a loss of $1,412,000, or $0.15 per unit for 2004 and a loss for the fourth quarter of 2004 of $1,112,000, or $0.12 per unit.

         Mark Gorman, President and CEO said "We continued to make strides toward our objectives during 2004. During the year we (i) generated Available Cash before Reserves of $6.3 million or $0.66 per unit, which exceeded our distributions of $5.7 million or $0.60 per unit for the year, (ii) expanded our credit facility with a group of banks led by Bank of America to include a $50 million acquisition facility, (iii) acquired a 33 Bcf CO2 volumetric production payment and related industrial sales contracts from our general partner, Denbury Resources for $4.7 million, and (iv) substantially completed $7.5 million of pipeline construction projects in Mississippi. Since the end of the year, wehave announced $16.6 million in acquisitions that have been completed or are in progress at this time."

         "Results for the fourth quarter, in contrast, were disappointing. We generated Available Cash before reserves during the quarter of $871,000 or $0.09 per unit, which was $555,000 or $0.06 less than our distribution of $1,426,000 or $0.15 per unit for the quarter. In effect, during the fourth quarter, we consumed much of the Available Cash reserves that were built up during the first three quarters of 2004. Our crude oil pipeline segment and CO2 wholesale distribution segment performed well during the quarter. However, our gathering and marketing segment did not perform well due to higher field costs and volatility in marketing margins. We also incurred significant costs for compliance with the Sarbanes-Oxley Act of 2002 during the quarter."

         2004 Financial Results

         Genesis had a loss for 2004 of $1.4 million, or $0.15 per unit, compared to income for 2003 of $13.3 million, or $1.50 per unit. Genesis's loss from continuing operations was $0.9 million, or $0.10 per unit, for 2004 and $0.4 million, or $0.05 per unit, for 2003. Loss from discontinued operations for 2004 was $0.5 million, or $0.05 per unit. Income from discontinued operations for 2003, including a gain of $13.0 million on the sale of portions of the Texas pipeline system, was $13.7 million, or $1.55 per unit.

         For the 2004 fourth quarter, Genesis generated a loss of $1.1 million, or $0.12 per unit, with a loss of $1.0 million, or $0.10 per unit, from continuing operations and a loss of $0.1 million, or $0.02 per unit from discontinued operations. In the comparable period in 2003, income was $11.8 million, with income of $15,000 from continuing operations and income of $11.8 million, or $1.28 per unit, from discontinued operations.

        The following table presents selected financial information by segment for the three month and annual reporting periods for continuing operations:

                                                       Crude Oil
                                                    Gathering and     Pipeline        CO2
                                                       Marketing     Transportation  Marketing      Total
                                                                     (in thousands)
         Three Months Ended December 31, 2004
         Revenues:
         External customers                         $    238,657     $    3,866     $   2,286    $  244,809
         Intersegment                                          -            579             -           579
                                                    ------------     ----------     ---------    ----------
         Total revenues of reportable segments      $    238,657     $    4,445     $   2,286    $  245,388
                                                    ============     ==========     =========    ==========
         Segment margin excluding depreciation
            and amortization (a)                    $        136     $    2,432     $   1,518    $    4,086
         Capital expenditures                       $        153     $    2,610     $       -    $    2,763
         Maintenance capital
            expenditures                            $        153     $      159     $       -    $      312

         Three Months Ended December 31, 2003
         Revenues:
         External customers                         $    173,401     $    3,124     $   1,079    $  177,604
         Intersegment                                          -            847             -           847
                                                    ------------     ----------     ---------    ----------
         Total revenues of reportable segments      $    173,401     $    3,971     $   1,079    $  178,451
                                                    ============     ==========     =========    ==========
         Segment margin excluding depreciation
            and amortization (a)                    $        848     $    2,203     $     724    $    3,775
         Capital expenditures                       $        107     $      666     $  24,401    $   25,174
         Maintenance capital
            expenditures                            $        107     $      590     $       -    $      697

         Year Ended December 31, 2004
         Revenues:
         External customers                         $    901,902     $   13,212     $   8,561    $  923,675
         Intersegment                                          -          3,468             -         3,468
                                                     -----------     ----------     ---------    ----------
         Total revenues of reportable segments      $    901,902     $   16,680     $   8,561    $  927,143
                                                    ============     ==========     =========    ==========
         Segment margin excluding depreciation
            and amortization (a)                    $      4,034     $    8,543     $   5,762    $   18,339
         Capital expenditures                       $        284     $    8,187     $   4,723    $   13,194
         Maintenance capital
            expenditures                            $        284     $      655     $       -    $      939

         Year Ended December 31, 2003
         Revenues:
         External customers                         $    641,684     $   11,799     $   1,079    $  654,562
         Intersegment                                          -          3,335             -         3,335
                                                    ------------     ----------     ---------    ----------
         Total revenues of reportable segments      $    681,684     $   15,134     $   1,079    $  657,897
                                                    ============     ==========     =========    ==========
         Segment margin excluding depreciation
            and amortization (a)                    $      7,908     $    5,108     $     724    $   13,740
         Capital expenditures                       $        635     $    2,302     $  24,401    $   27,338
         Maintenance capital
            expenditures                            $        635     $    2,226     $       -    $    2,861


(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Segment margin from continuing crude oil gathering and marketing operations was $0.1 million for the 2004 fourth quarter, a decrease of $0.7 million from the 2003 period margin. An increase of $1.0 million in field costs reduced segment margin in the fourth quarter of 2004. Decreased volumes were offset by improved margin per barrel as compared to the prior year period, adding $0.3 million to segment margin, partially offsetting the effect of the higher field costs.

        For the year, segment margin from continuing crude oil gathering and marketing operations decreased $3.9 million in 2004 as compared to margin in 2003. Field costs increased in 2004 by $2.4 million due to higher fuel prices and increases in payroll and fleet repair costs. The remaining difference was due to fluctuations in the difference between crude purchase and sales prices. In 2003, Genesis benefited from price volatility in P-Plus as P-Plus prices increased. In the latter half of 2003 as P-Plus prices declined, many contract arrangements were changed to reduce exposure to price volatility. Therefore the Partnership did not experience the same increases in margin in 2004 even though P-Plus prices increased.

        Crude oil pipeline segment margin from continuing operations was $2.4 million for the fourth quarter of 2004 as compared to $2.2 million for the 2003 period. Higher tariffs combined with sales of pipeline measurement gain volumes at higher crude oil prices were the primary reasons for the increase in pipeline segment margin. Pipeline operating costs increased slightly in the 2004 period, offsetting some of the increased revenues.

        Segment margin from our crude oil pipeline operations increased $3.4 million between the annual periods. Revenues increased $1.5 million due to a combination of higher tariffs and higher crude oil prices for sales of pipeline measurement gain volumes. In the 2003 period, initial compliance with new regulatory and spill prevention regulations increased costs. The recurring costs under these programs in 2004 were significantly less. An $0.8 million difference related to an accrual for the removal of an abandoned pipeline contributed to the increase in 2004.

        Segment margin from CO2 wholesale distribution activities in the 2004 three month and annual periods was $1.5 million and $5.8 million, respectively. Genesis entered this business in November 2003.

        General and administrative expenses increased by $1.0 million during the 2004 fourth quarter as compared to the 2003 period. This increase was attributable to professional services and audit fees related to the documentation and assessment of the Partnership's internal controls as required by the Sarbanes-Oxley Act and a charge related to the Partnership's stock appreciation rights plan.

        For the annual periods, general and administrative expenses increased $2.3 million in 2004, which includes a charge related to the Partnership's stock appreciation rights plan. During 2004, Genesis recorded a $1.2 million charge to account for its employee stock appreciation rights program that was implemented in 2003. This charge resulted from an increase in Genesis' unit price from $9.80 at the beginning of the year to $12.60 at December 31, 2004. Additionally, Genesis incurred costs of $1.3 million for the Sarbanes internal control project including higher audit fees.

        During 2004 Genesis recorded an impairment charge of $0.9 million related to a segment of our Mississippi pipeline that is idle. Depreciation and amortization also increased due to additions of capital assets.

        Interest costs were $0.1 million less in 2004. Costs in 2003 included a charge for unamortized deferred costs related to a credit facility that was replaced in March 2003. Interest on increased borrowings in the 2004 period combined with higher market interest rates offset a portion of the decline.

        The $0.5 million loss from discontinued operations in 2004 period was due to costs to dismantle and dispose of abandoned assets. The operations that were disposed of in the fourth quarter of 2003 generated income of $0.7 million of operating income and a gain of $13.0 million from the sale of the assets during 2003.

         Genesis paid a distribution of $0.15 per unit for each of the first three quarters of 2004, and paid a distribution of $0.15 per unit for the fourth quarter of 2004 on February 14, 2005. Genesis generated Available Cash before reserves (a non-GAAP measure) of $0.9 million during the fourth quarter of 2004 and $6.3 million during 2004. In order to make the fourth quarter distribution of $0.15 per unit, the Partnership used reserves generated earlier in the year. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP liquidity measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended December 31, 2004 is as follows:

                  Net loss                                           $      (1,112,000)
                  Depreciation and amortization expense                      1,525,000
                  Non-cash charge for incentive compensation
                       plan                                                    587,000
                  Other items                                                  183,000
                  Maintenance capital expenditures                            (312,000)
                                                                     -----------------
                  Available Cash before reserves                     $         871,000
                                                                     =================

The calculation of Available Cash before reserves for the year ended December 31, 2004 is as follows:

                  Net loss                                           $      (1,412,000)
                  Depreciation and amortization expense                      7,298,000
                  Other items                                                  184,000
                  Non-cash charges                                           1,151,000
                  Maintenance capital expenditures                            (939,000)
                                                                     -----------------
                  Available Cash before reserves                     $       6,282,000
                                                                     =================



         Outlook

         The Partnership's continuing gathering and marketing business remains volatile. We continue to take steps to improve the performance of this segment. Genesis expects pipeline segment margin from continuing operations for 2005 to be approximately the same as in 2004. Segment margin from the CO2 marketing operation in 2005 is expected to be greater than the 2004 amount due to the acquisition made in September of 2004. Genesis expects general and administrative expenses to be lower in 2005 than in 2004 primarily due to incurring the initial costs of complying with the Sarbanes Oxley Act during 2004. Genesis expects 2005 projected maintenance capital expenditures to be more than twice as much as the amounts expended during 2004 due primarily to pipeline integrity management program expenditures on the Mississippi Pipeline System.

        Genesis' earnings are likely to be impacted in future periods from volatility in its unit price and the effect of that volatility on the accounting for the stock appreciation rights plan. This non-cash expense is not expected to have an adverse impact on the Partnership's ability to make or increase distributions to its Unitholders.

         Based on the foregoing, Genesis expects to be able to sustain its regular quarterly distribution of $0.15 per unit during 2005. Our ability to increase distributions during 2005 will depend in part on our success in developing and executing capital projects and making accretive acquisitions, the results of our integrity management program testing, and our ability to generate sustained improvements in the gathering and marketing segment.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Tuesday, March 8, 2005, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially.

                               (tables to follow)

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                              Three Months Ended           Three Months Ended
                                                               December 31, 2004            December 31, 2003
                                                               -----------------            -----------------
Revenues                                                        $      245,388                $     178,451
Cost of sales                                                          241,302                      174,676
General & administrative expenses                                        3,206                        2,194
Depreciation and amortization expense                                    1,525                        1,556
Losses (gains) from disposals of surplus assets                             98                         (120)
                                                                --------------                -------------
    OPERATING (LOSS) INCOME                                               (743)                         145
Interest and other, net                                                   (225)                        (130)
                                                                --------------                -------------
(Loss) income from continuing operations                                  (968)                          15
(Loss) income from discontinued operations                                (144)                      11,751
                                                                ---------------               -------------
NET (LOSS) INCOME                                               $       (1,112)               $      11,766
                                                                ===============               =============

NET (LOSS) INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $        (0.10)               $        0.00
    Discontinued operations                                              (0.02)                        1.28
                                                                ---------------               -------------
Net (Loss) Income Per Common Unit - Basic and Diluted           $        (0.12)               $        1.28
                                                                ===============               =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      39,489                       48,409
Total gathering and marketing barrels per day                           54,054                       61,350
Crude oil pipeline barrels per day                                      60,577                       67,855
CO2 marketing Mcf per day                                               48,217                       36,332

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                                  Year Ended                   Year Ended
                                                               December 31, 2004            December 31, 2003
                                                               -----------------            -----------------
Revenues                                                        $      927,143                $     657,897
Cost of sales                                                          908,804                      644,157
General & administrative expenses                                       11,031                        8,768
Depreciation and amortization expense                                    7,298                        4,641
Losses (gains) from disposals of surplus assets                             33                         (236)
                                                                --------------                -------------
    OPERATING (LOSS) INCOME                                                (23)                         567
Interest and other, net                                                   (926)                        (986)
                                                                --------------                -------------
Income (loss) from continuing operations                                  (949)                        (419)
(Loss) income from discontinued operations                                (463)                      13,741
                                                                --------------                -------------
NET (LOSS) INCOME                                               $       (1,412)               $      13,322
                                                                ===============               =============

NET (LOSS) INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $        (0.10)               $       (0.05)
    Discontinued operations                                              (0.05)                        1.55
                                                                --------------                --------------
Net (Loss) Income Per Common Unit - Basic and Diluted           $        (0.15)               $        1.50
                                                                ===============               ==============

Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      45,919                       45,015
Total gathering and marketing barrels per day                           60,419                       56,805
Crude oil pipeline barrels per day                                      63,441                       66,959
CO2 marketing Mcf per day                                               45,312                       36,332

                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)

                                                               December 31, 2004            December 31, 2003
                                                               -----------------            -----------------
ASSETS
Cash                                                            $        2,078                $       2,869
Accounts receivable                                                     69,321                       66,732
Inventories                                                              1,866                        1,546
Other current assets                                                     4,131                       17,064(1)
                                                                --------------                -------------
     Total Current Assets                                               77,396                       88,211
Net property                                                            33,786                       33,971
CO2 contracts                                                           26,344                       24,073
Other assets                                                             5,628                          860
                                                                --------------                -------------
     Total Assets                                               $      143,154                $     147,115
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       75,415                $      67,175
Accrued liabilities                                                      6,523                       20,069(1)
                                                                --------------                -------------
     Total Current Liabilities                                          81,938                       87,244
Long-term debt and other liabilities                                    15,460                        7,000
Minority interest                                                          517                          517
Partners' capital                                                       45,239                       52,354
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      143,154                $     147,115
                                                                ==============                =============


(1) Includes $12.8 million accrual for settlement of litigation and the related receivable for reimbursement from insurers.

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)

                                                                 Year Ended                   Year Ended
                                                               December 31, 2004            December 31, 2003
                                                               -----------------            -----------------
Net (loss) income                                               $       (1,412)               $      13,322
Adjustments to reconcile net (loss) income to cash
   provided by operating activities:
   Depreciation and amortization                                         7,298                        6,504
   Amortization/write-off of credit facility issuance
   costs                                                                   373                        1,031
   Change in fair value of derivatives                                       -                           39
   Losses (gains) on asset disposals                                        33                      (13,264)
   Amortization of unearned income                                         (36)                           -
   Cash received from direct financing leases                               75                            -
   Other non-cash compensation plan charges                              1,151                          229
Changes to components of working capital                                 2,220                       (3,168)
                                                                --------------                --------------
Net cash provided by operating activities                                9,702                        4,693
                                                                --------------                -------------

Additions to property and equipment and other assets                   (13,045)                     (29,335)
Proceeds from sales of assets and other                                    112                       22,341
Other, net                                                                 128                            -
                                                                --------------                -------------
Net cash used in investing activities                                  (12,805)                      (6,994)
                                                                --------------                -------------

Net (repayments) borrowings of debt                                      8,300                        1,500
Issuance of units and minority interest contributions                        -                        5,013
Distributions to partners                                               (5,703)                      (1,321)
Credit facility issuance fees                                             (826)                      (1,093)
Other, net                                                                 541                            -
                                                                --------------                -------------
Net cash provided by financing activities                                2,312                        4,099
                                                                --------------                -------------

Net (decrease) increase in cash and cash equivalents                      (791)                       1,798
Cash and cash equivalents at beginning of period                         2,869                        1,071
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        2,078                $       2,869
                                                                ==============                =============

                              Genesis Energy, L.P.
                                 Reconciliations


             SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
                   RECONCILIATION TO OPERATING (LOSS) INCOME

                                                              Three Months Ended           Three Months Ended
                                                               December 31, 2004            December 31, 2003
                                                               -----------------            -----------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization
         (non-GAAP measure)                                     $        4,086                $       3,775
General & administrative expenses                                       (3,206)                      (2,194)
Depreciation and amortization expense                                   (1,525)                      (1,556)
(Loss) gains from disposals of surplus assets                              (98)                         120
                                                                ---------------               -------------
    Operating (loss) income (GAAP measure)                      $         (743)               $         145
                                                                ===============               =============

                                                                 Year Ended                   Year Ended
                                                               December 31, 2004            December 31, 2003
                                                               -----------------            -----------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization
         (non-GAAP measure)                                     $       18,339                $      13,740
General & administrative expenses                                      (11,031)                      (8,768)
Depreciation and amortization expense                                   (7,298)                      (4,641)
(Loss) gains from disposals of surplus assets                              (33)                         236
                                                                ---------------               -------------
    Operating (loss) income (GAAP measure)                      $          (23)               $         567
                                                                ===============               =============


                GAAP to Non-GAAP Financial Measure Reconciliation

           AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                              Three Months Ended               Year Ended
                                                               December 31, 2004            December 31, 2004
                                                               -----------------            -----------------
                                                                                (in thousands)
Net cash flow provided by operating activities (GAAP measure)   $        5,423                $        9,702
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
    Maintenance capital expenditures                                      (312)                         (939)
    Proceeds from asset sales                                               30                           112
    Amortization of credit facility issuance costs                         (84)                         (373)
    Net effect of changes in operating accounts not
         included in calculation of Available Cash before
         reserves                                                       (4,186)                       (2,220)
                                                                ---------------               ---------------
Available Cash before reserves (non-GAAP measure)               $          871                $        6,282
                                                                ===============               ===============

         Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

         Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

         We define segment margin as revenues less costs of sales and operating expenses, plus the adjustments for the effects of derivative instruments. This measure is exclusive of depreciation and amortization, general and administrative expenses, and any gains or losses on asset disposals. It also excludes the effects of minority interests and the cumulative effect of any accounting changes.

         Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

                                      # # #